EXCLUSIVE PATENT LICENSE AGREEMENT

This Exclusive Patent License Agreement (the “Agreement” and/or “EPLA”) is made and entered into by and between Therapeutic Solutions International, Inc., a corporation organized under Nevada law (hereinafter the “Licensor”), having its principle office at 4093 Oceanside Blvd., Suite B, Oceanside CA, 92056, and OmniBiome, Inc., a corporation organized under the laws of Delaware (hereinafter the “Licensee”), its principle office being located in Oceanside, California.  Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”  The Parties agree as follows:

WITNESSETH THAT:

A.

WHEREAS Licensor has the right to grant licenses under the licensed patent rights (as hereinafter defined), and wishes to have the inventions covered by the licensed patent rights in the public interest; and,

B.

WHEREAS Licensee wishes to obtain a license under the licensed patent rights upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained it is agreed as follows.

ARTICLE I

DEFINITIONS

For the purpose of this agreement, the following definitions shall apply:

1.  Licensed Patent Rights:  Shall mean:

a.  Patent Application Serial No. 62/194990 filed 7-21-2015 by Licensor.

b. Any and all improvements developed by Licensor, whether patentable or not, relating to the Licensed Patent Rights, which Licensor may now or may hereafter develop, own or control.

c.  Any or all patents, which may issue on patent rights and improvements thereof, developed by Licensor and any and all divisions, continuations, continuations-in-part, reissues and extensions of such patents.

2.  Product(s):  Shall mean any materials including compositions, techniques, devices, methods or inventions relating to or based on the Licensed Patent Rights.

3.  Gross Sales:  Shall mean total value (USD) of Product(s) FOB manufactured based on the Licensed Patent Rights.

4.  Confidential Proprietary Information:  Shall mean with respect to any Party all scientific, business or financial information relating to such Party, its subsidiaries or affiliates or their respective businesses, except when such information:

a.  Becomes known to the other Party prior to receipt from such first Party;

b.  Becomes publicly known through sources other than such first Party;

c.  Is lawfully received by such other Party from a party other than the first Party; or

d.  Is approved for release by written authorization from such either Party.

5.  Exclusive License:  Shall mean a license, including the right to sublicense, whereby Licensee’s rights are sole and entire and operate to exclude all others, including Licensor and its affiliates except as otherwise expressly provided herein.

6.  Know-how:  Shall mean any and all technical data, information, materials, trade secrets, technology, formulas, processes, and ideas, including any improvements thereto, in any form in which the foregoing may exist, now owned or co-owned by or exclusively, semi-exclusively or non-exclusively licensed to any Party prior to the date of this Agreement or hereafter acquired by any Party during the term of this agreement.

7.  Intellectual Property Rights:  Shall mean any and all inventions, materials, Know-how, trade secrets, technology, formulas, processes, ideas or other discoveries conceived or reduced to practices, whether patentable or not.

8.  Royalty(ies):  Shall mean revenues received in the form of cash and/or equity from holdings from Licensees as a result of licensing and using, selling, making, having made, sublicensing or leasing of Licensed Patent Rights.

ARTICLE II

GRANT OF EXCLUSIVE LICENSE

1.  Licensor hereby grants to Licensee an exclusive worldwide license with the right to sublicense others, to make, have made, use, sell and lease the Products described in the Licensed Patent Rights with reach-through rights reserved to Licensor.

ARTICLE III

LICENSE PAYMENTS

1. Initial Payment and Royalty Rate. For the licensed herein granted:

(a) Licensee agrees to pay a sign-up fee of $ 50,000.00 .

(b) Licensee shall pay on earned royalty of Five Percent (5%) of Licensee’s Gross Sales of Products and fifty percent (50%) of the sublicensing receipts.

(c) Licensee shall pay an annual minimum royalty fee of Fifteen Thousand Dollars ($15,000.00) for each licensed Product.

(d) If Licensee has paid royalty amounts equal to or above the minimum required in (c) no further minimum payment is required.

(e) Item (a), (b), and (c) commence six months after signing date of this licensing agreement.

2.  Sublicenses.  The granting and terms of all sublicenses is entirely at Licensee’s discretion provided that all sublicenses shall be subjected to the terms and conditions of this Agreement and execute a Non-Disclosure Agreement between all the Parties.

3.  When a Sale is Made.  A sale of Licensed Patent Rights shall be regarded as being made upon payment for Products made resulting from Licensed Patent Rights and its derivatives.

4.  Payments.  All sums payable by Licensee hereunder shall be due Quarterly and paid to Licensor in the United States and in the currency of U.S. Dollars (USD).  All consideration subject to the fees of this section in a currency other than U.S. dollars shall be converted by Licensee to U.S. Dollars.

5.  Interest.  The Parties agree that all sums owed or payable by Licensee to Licensor hereunder shall bear interest at 10% (ten percent) annually on the last day of the calendar quarter for which such royalties are due. Notwithstanding the foregoing, such specified rate of interest shall not excuse or in any way whatsoever be construed as a waiver of Licensee’s express obligation to timely provide any and all payments due to Licensor hereunder.

ARTICLE IV

REPORTS, BOOKS AND RECORDS

1.  Reports.  Within Thirty (30) days after the end of the calendar quarter annual period during which this agreement shall be executed and delivered within Thirty (30) days after the end of each following quarter annual period, Licensee shall make a written report to Licensor setting forth the Gross Sales of Licensed Patent Rights sold, leased or used by Licensee and total sublicensing receipts during the quarter annual period and the basis for calculation of the amounts due and payable.  If there are no Gross Sales or sublicensing receipts, a statement to that effect be made by Licensee to Licensor.  At the time each report is made, Licensee shall pay to Licensor the royalties or other payments shown by such report to the payable hereunder.

2.  Books and records.  Licensee shall keep books and records in such reasonable detail as will permit the reports provided for in Paragraph 1, hereof, to be determined.  Licensee further agrees to permit such books and reports to be inspected and audited by a representative or representatives of Licensor to the extent necessary to verify the reports provided for in paragraph 1, hereof; provided that such representative or representatives shall indicate to Licensor only whether the reports and royalty paid are correct and, if not, the reasons.

ARTICLE V

MARKING

Licensee agrees to mark or have marked all Products made, used or leased by it or its sublicensees under the Licensed Patent Rights, if and to the extent such markings and patent notices shall be practical and consistent with reasonable procedures relating to such notices use commercially reasonable efforts to include or affix, as applicable, to all Licensee Products any and all legends and notices for the Licensed Patents as reasonably designated by Licensor consistent with the requirements of 25 U.S.C. § 287 or the equivalent thereof in any jurisdiction.

ARTICLE VI

DILIGENCE

1.  Licensee shall use its best efforts to bring Licensed Patent Rights to market through a thorough, vigorous, and diligent program and to continue active, diligent marketing efforts throughout the life of this agreement.

2.  Licensee shall permit an in-house inspection of Licensee facilities by Licensor and its agents on an annual basis commencing upon the execution of this Agreement upon reasonable notice by Licensor.

3.  Licensee’s failure to perform in accordance with either paragraph 1, 2 and/or 3.of this ARTICLE VI shall be grounds for Licensor to terminate this agreement.

ARTICLE VII

IRREVOCABLE JUDGMENT WITH RESPECT TO VALIDITY OF PATENTS

If a judgment or decree shall be entered in any proceeding in which the validity or infringement of any claim of any patent under which the License is granted hereunder shall be in issue, which judgment or decree shall become not further reviewable though the exhaustion of all permissible applications for rehearing or review by a superior tribunal, or through the expiration of the time permitted for such application, (such a judgment or decree being hereinafter referred to as an irrevocable judgment) the construction placed on any such claim by such irrevocable judgment shall thereafter be followed not only as to such claim, but also as to all claims to which such instruction applies, with respect to acts occurring thereafter and if an irrevocable judgment shall hold any claim invalid, Licensee shall be relieved thereafter from including in its reports hereunder that portion of the royalties due under ARTICLE III payable only because of such claim or any broader claim to which such irrevocable judgment shall be applicable, and from the performance of any other acts required by this agreement only because of any such claims.

ARTICLE VIII

TERMINATION OR CONVERSION TO NON-EXCLUSIVE LICENSE

1.  Termination by Licensee.

Option of Licensee:  Licensee may terminate the license granted by this agreement, provided Licensee shall not be in default hereunder, by giving Licensor Ninety (90) days notice of its intention to do so.  If such notice shall be given, then upon the expiration of such Ninety (90) days the termination shall become effective; but such termination shall not operate to relieve Licensee from its obligation to pay royalties or to satisfy any other obligations accrued hereunder prior to the date of such termination.

2.  Termination by Licensor.

Option of Licensor:  Licensor may, at its option, terminate this agreement by written notice to Licensee in case of:

(a) Default in the payment of any royalties required to be paid by Licensee to Licensor hereunder.

(b)  Default in the making of any reports required hereunder and such default shall continue for a period of Thirty (30) days after Licensor shall have given to Licensee a written notice of such default.

(c)  Default in the performance of any other material obligation contained in this Agreement on the part of Licensee to be performed and such default shall continue for a period of Thirty (30) days after Licensor shall have given to Licensee written notice of such default.

(d)  Adjudication that Licensee is bankrupt or insolvent.

(e)  The filling by Licensee of a petition of bankruptcy, or a petition or answer seeking reorganization, readjustment or rearrangement of its business or affairs under any law or governmental regulation relating to bankruptcy or insolvency.

(f)  The appointment of a receiver of the business or for all or substantially all of the property of Licensee; or the making by Licensee of assignment or an attempted assignment for the benefit of its creditors; or the institution by Licensee of any proceedings for the liquidation or winding-up of its business or affairs.

(g)  The sale of Licensee’s business, or substantially all Licensee’s assets, or a merger.

3.  Effect of Termination.  Termination of this agreement shall not in any way operate to impair or destroy any of Licensee’s or Licensor’s rights or remedies, either at law or in equity, or to relieve Licensee of any of its obligations to pay royalties or to comply with any other of the obligations hereunder accrued prior to the effective date of termination and/or those operative provisions hereunder that continue after the effective date of termination.

4.  Effect of Delays.  Failure or unreasonable delay by Licensor to exercise its rights of termination hereunder by reason of any default by Licensee in carrying out any obligation imposed upon it by this agreement shall not operate to prejudice Licensor’s right of termination for any other subsequent default by Licensee.

5.  Return of Licensed Patent Rights.  Upon termination of this Agreement, all of the Licensed Patent Rights shall be returned to Licensor.  In the event of termination of the Agreement by Licensee or said conversion of the Agreement by Licensee, Licensee shall grant to Licensor a non-exclusive, royalty-free License, with right to sublicense, to manufacture, use and sell improvements including all know-how to Licensed Patent Rights made by Licensee during the period of this agreement prior to the termination or conversion, to the extent that such improvements are dominated by or derived from the Licensed Patent Rights.

ARTICLE IX

TERM

Unless previously terminated as herein provided, the term of this Agreement shall be from and after the date hereof until the expiration of the last to expire of the licensed issued patents or patents to issue under the Licensed Patent Rights under ARTICLE I.  Licensee shall not be required to pay royalties due only by reason of its use, sale, licensing, lease or sublicensing under issued patents licensed by this Agreement that have expired or been held to be invalid by an Irrevocable Judgment, where there are no other of such issued patents valid and unexpired covering the Licensee’s use, sale, licensing, lease or sublicensing; provided, however, that such non-payment of royalties shall not extend to royalty payments already made to Licensor more than six (6) months prior to Licensee’s discovery of expiration or an Irrevocable Judgment.

ARTICLE X

PATENT LITIGATION

1.  Product Patent Non-Assertion.   Subject to the terms and conditions of this Agreement, Licensor covenants that it shall not sue or assert against Licensee, or its distributors alleging that any unlicensed product, incorporated, embedded or included in Licensee Products by Licensee infringes, directly or indirectly, any Licensed Patent.  Nothing contained in this section shall be construed to grant any license or non-assertion covenant with respect to consumer end-users of Licensee Products.  Except as expressly provided in the foregoing, Licensor reserves the right to assert or enforce any patent (including any claim of direct, contributory or inducement of infringement) against any third party products or users thereof.

2.  Non-Assertion – Research; Production.  Licensor shall not assert any Licensor Patent against Licensee, any Licensee Affiliate or Sublicensee, in connection with:

(a)  researching, developing, using, importing and exporting Product produced under the sublicense granted by Licensee according to the provisions of this Agreement herein;

(b)  selling and offering for sale product produced under such sublicense, to Licensee, Licensee’s Affiliates and Sublicensees, and,

(c)  using Product produced under such sublicense to manufacture, have manufactured, produce, have produced, research, develop, use, sell, offer for sale, import, export and otherwise commercially exploit products containing, or made using Licensed Patent Rights Product produced according to the provisions of this Agreement whether in finished, partially finished or bulk form.

3.  Initiation.  In the event that Licensor advises Licensee in writing of a substantial infringement of the patents/copyrights included in the Licensed Patent Rights by a third party, Licensee may, but is not obligated to, bring suit or suits through attorneys of Licensee’s selection with respect to such infringement.  In the event Licensee fails to defend any declaratory judgment action brought against any patent or patents of the Licensed Patent Rights, Licensor on written notice to Licensee may terminate the License as to the particular patent or patents involved in such declaratory judgment action.

4.  Expenses and Proceeds of Litigation.  Where a suit or suits have been brought by Licensee, Licensee shall maintain the litigation at its own expense and shall keep any judgments and awards arising from these suits expecting that portion of the judgments attributable to royalties from the infringer shall be divided equally between Licensor and Licensee after deducting any and all expenses of such suits; provided, however, Licensor shall not be entitled to receive more under this provision than if the infringer had been licensed by Licensee.

5.  Licensor’s Right to Sue.  If Licensee shall fail to commence suit on an infringement hereunder within one (1) year after the receipt of Licensor’s written request to do so. Licensor in protection of its reversionary rights shall have the right to bring and prosecute such suits at its cost and expense through attorneys of its selection, in its own name, and all sums received or recovered by Licensor in or by reason of such suits shall be retained by Licensor; provided, however, no more than one lawsuit at a time shall commence in any such country.

6.  Limitation; No Implied Licenses.  Except as otherwise explicitly set forth herein, no license is granted by Licensor to Licensee, or any third party, with respect to any combination of Licensee Products and any other product, or for the use of such combination. Except as expressly granted in this Article X and elsewhere herein this Agreement, nothing contained in this Agreement shall be construed as a grant of any license or rights, expressly, by implication or estoppel, to any patents, copyrights, trademarks, trade names, trade secrets, mask work rights or other proprietary rights of Licensor.  Notwithstanding any contrary provisions contained in this Agreement, no license, non-assertion covenant or other authorization is granted by this Agreement to: (i) Licensee or its licensees to make, have made, use, sell, offer for sale, lease, import or otherwise transfer any product developed by any third party who is in the business of developing and marketing product that is substantially similar to product as Licensor’s and/or under Licensed Patent Rights.

7.  Past Acts.    Licensor hereby irrevocably releases Licensee from any and all claims of infringement of any Licensed Patents, with respect to any Licensee Product made, used, sold, offered for sale, leased, imported or otherwise transferred by or for Licensee before the Effective Date of this Agreement, to the extent that such product or service would have been licensed hereunder had it been made, used, sold, offered for sale, leased, imported or otherwise transferred after the date of this Agreement.

ARTICLE XI

PATENT FILINGS AND PROSECUTING

1.  Prosecution Costs.  Licensee shall pay future costs of the prosecution of the patent applications pending as set forth in ARTICLE I, Paragraph 2, which are reasonably necessary to secure the patent.  Furthermore, Licensee will pay for the costs of filling, prosecuting and maintaining foreign counterpart applications to such pending patent applications, such foreign applications to be filed within ten (10) months prior to the filling date of the corresponding United States patent application.

2.  Licensor Shall Own Improvements by the Inventors.  Licensee shall pay future costs of preparation, filling, prosecuting and maintenance of patents and applications on patentable improvements made by inventors; however, in the event that Licensee refuses to file patent applications on such patentable improvements in The United States and selected foreign countries when requested by Licensor, the rights to such patentable improvements for said countries shall reside with Licensor.

3.  Patent Attorneys.  Preparation and maintenance of patent applications and patents undertaken at Licensee’s cost shall be performed by patent attorneys agreed upon by Licensor; and due diligence and care shall be used in preparing, filling, prosecuting, and maintaining such applications on patentable subject matter.  Both parties shall review and approve any and all patent related documents.

4.  Licensee Right to Discontinue Prosecution.  Licensee shall have the right to, on Thirty (30) days written notice to Licensor, discontinue payment of its share of the prosecution and/or maintenance costs of any of said patents and/or patent applications.  Upon receipt of such written notice, Licensor shall have the right to continue such prosecution and/or maintenance on its own name at its own expense in which event any rights to the patent and any relevant License pertaining to those Patent License Rights listed in ARTICLE 1, Paragraph 2, shall be automatically terminated as to the subject matter claimed in said patents and/or applications.

5.  Notwithstanding the foregoing paragraph of this ARTICLE XI, Licensee’s obligations under such paragraphs shall continue only so long as Licensee continues to have an Exclusive License under the Licensed Patent Rights and, in the event of conversion of the License to non-exclusive in accordance with ARTICLE VIII, paragraph 1, (b), after the date of such conversion:

a.  The costs of such thereafter preparation, filing, prosecuting and maintaining of said Licensed patents and patent applications shall be the responsibility of Licensor, provided such payments are at the sole discretion of the Licensor ; and,

b.  Licensee shall have a non-exclusive License without right to sublicense under those of such patents and applications under which Licensee had an Exclusive License prior to the conversion.

ARTICLE XII

NOTICES, ASSIGNEES

1.  Notices.  Notices and payments required hereunder shall be deemed properly given if duly sent by U.S. First Class Certified Mail, Return Receipt Requested and addressed to the Parties at the addresses set forth above.  The Parties hereto will keep each other advised of address changes.

2.  Assignees.  This Agreement shall be binding upon and shall inure to the benefit of the assigns of Licensor and upon and to the benefit of the successors of the entire business of Licensor, but neither this agreement nor any of the benefits thereof nor any rights thereunder shall, directly or indirectly, without the prior written consent of Licensor, be assigned, divided, or shared by the Licensor to or with any other party or parties (except a successor of the entire business of the Licensor).

ARTICLE XIII

MISCELLANEOUS

1. Governing Law, Venue, and Jurisdiction.  This Agreement, executed in Oceanside, California, is governed by the laws of the State of California, excluding its conflict of law provisions.  The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.  To the extent permitted by law, the provisions of this Agreement supersede any provisions of the Uniform Commercial Code.  The Parties each irrevocably submit to the exclusive jurisdiction of, and venue in, the courts in San Diego County, California in any dispute relating to this Agreement.

2.  Waiver.    The waiver of any particular breach or default, or any delay in exercising any rights, is not a waiver of any other breach or default, and no waiver is effective unless in writing and signed by a duly authorized officer of the waiving Party.

3.  Independent Contractors.  The Parties are independent contractors, and not partners, joint venturers, or agents of the other.  Neither Party assumes any liability of, nor has any authority to bind or control the activities of, the other.

4.  Limited Warranties and Disclaimers.

(a)  Warranties.  Licensor warrants that it owns or has all necessary rights to grant the licenses hereunder.

(b) No representations or warranties regarding patents of third parties.  No representations or warranty is made by Licensor that the Licensed Patent Rights manufactured, used, sold or leased under the Exclusive License granted herein is or will be free of claims of infringement of patent rights of any other person or persons. The Licensor warrants that it has title to the Licensed Patent Rights from the inventors.

(c)  DISCLAIMER.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

5.  LIMITS ON LIABILITY.  EXCEPT FOR THE INDEMNIFICATION PROVISIONS HEREIN THIS AGREEMENT, NEITHER PARTY IS LIABLE UNDER THIS AGREEMENT FOR ANY LOST PROFITS, LOSS OF DATA, OR ANY INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, EXCEPT FOR ANY WILLFUL UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION OR LICENSEE’S WILLFUL BREACH.  EXCEPT FOR THE INDEMNIFICATION PROVISIONS HEREIN, LICENSOR’S AGGREGATE LIABILITY IN CONNECTION WITH THIS AGREEMENT UNDER ANY THEORY OF LIABILITY (INCLUDING BREACH OF CONTRACT OR INDEMNITY) IS LIMITED TO THE AGGREGATE OF FEES PAID BY LICENSEE TO LICENSOR.  UNDER NO CIRCUMSTANCES WILL LICENSOR (OR ITS AGENTS) HAVE LIABILITY RELATING TO PRODUCT USED OR DISTRIBUTED BY LICENSOR OR BY THIRD PARTIES.

6.  Indemnification.  Licensor shall indemnify and hold Licensee harmless from any and all liability, judgments, and damages, (each a “Claim”, and collectively, “Claims”), to the extent awarded by a court of competent jurisdiction or pursuant to a settlement as provided hereunder, arising directly or indirectly from: (i) Claims by consumer end-users (excluding Licensee corporate customers and/or such customer’s end-user personnel) of Licensee Products resulting from Claims against those consumer end-users by Licensor alleging that any unlicensed Product(s) that are bundled, incorporated, compounded or included in Licensee Products on an OEM basis by Licensee infringe, directly or indirectly, any Licensed Patent Rights, except that Licensor may elect to extend the non-assertion set forth in Article X, section 2 to such consumer end-user in lieu of providing the foregoing indemnity; (ii) Claims resulting from the Non-assertion Cessation.  If any Claim is brought by a third party for which indemnification is or may be provided hereunder, the indemnified Party shall provide prompt written notice thereof to the other Party.  Where obligated to indemnify such Claim, the indemnifying Party shall, upon the demand and at the option of the indemnified Party, assume the defense thereof (at the expense of the indemnifying Party) within thirty (30) days or at least ten (10) days prior to the time a response is due in such case, whichever occurs first, or, alternatively upon the demand and at the option of the indemnified Party, pay to such Party all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by such Party in defending itself.  The Parties shall cooperate reasonably with each other in the defense of any Claim, including making available (under seal if desired, and if allowed) all records reasonably necessary to the defense of such Claim, and the indemnified Party shall have the right to join and participate actively in the indemnifying Party’s defense of the Claim.

7.  Confidential Information.  Each Party may receive from the other Party information that is proprietary to the disclosing Party, and is marked as confidential or a similar notice (if disclosed in writing or tangible form), identified as confidential (if disclosed verbally), or should reasonably be treated as confidential under the context in which disclosure was made (“Confidential Information”).  In any event, all royalty reports and payments made by Licensee pursuant to Article III, herein, shall be deemed Confidential Information, whether or not such information is actually marked as confidential.  Confidential Information does not include information that the receiving Party can demonstrate: (i) is or has become public knowledge through no fault of the receiving Party; (ii) is rightfully obtained by the receiving Party from a third Party without breach of any confidentiality obligation; or (iii) is independently developed by employees of the receiving Party without use of or reference to such information.  The receiving Party will: (i) safeguard Confidential Information with the same degree of care as it exercises with its own confidential information, but no less than reasonable care; (ii) not disclose any Confidential Information to third parties other than Agents who have a need to know and are bound by confidentiality agreement; and (iii) will use the other Party’s Confidential Information solely in the exercise of the rights and obligations under this Agreement and for no other purpose.  The receiving Party may disclose Confidential Information if required by a regulation, law or court order, but only to the extent required to comply with such regulation, law or order, and only after providing reasonable advance notice to the originally disclosing Party to allow such Party to contest such disclosure.  This Agreement and its terms are Confidential Information and shall not be disclosed without consent from the other Party (which consent shall not be unreasonably withheld), except that: (i) Licensor may make available this Agreement for review in connection with due diligence investigations by a third party who has entered into a confidentiality agreement substantially in the form of the NDA signed between the Parties, and (ii) Licensor may issue a press release announcing the nature of this Agreement, the content of which will be mutually approved by the Parties (such approval shall not be unreasonably withheld).

8.  Insurance.  During the term of this agreement, Licensee shall, maintain the following insurance coverage:

a.  Commercial General Liability insurance with a limit of no less than One Million Dollars ($1,000,000.00) for each occurrence.  Such insurance shall be written on a standard ISO occurrence form or substitute form providing equivalent coverage.

b.  Workers’ Compensation.  Workers’ Compensation Insurance shall be maintained consistent with statutory requirements. Certificates of insurance shall be provided to Licensor upon request and shall include the provision for 30-day notification to the certificate holder of any cancellation or material alteration in the coverage.  Licensor shall be named an Additional Insured under this policy.

9.  Advertising.  Licensee agrees that Licensee may not use in any way the name of Licensor or any logotypes or symbols associated with Licensor or the names of any researchers without the express written permission of Licensor.  Such permission shall not be unreasonably withheld.

10.  Amendment or Modification; Assignment; Change of Control.  This Agreement may not be modified in any manner, except by a writing signed by a duly authorized officer of each Party. Neither Party may assign or transfer this Agreement, nor its rights or obligations under this Agreement, whether expressly, by operation of law, or otherwise to any person or entity without the prior written consent of the other Party (in the exercise of its discretion), except that consent from Licensee is not required in connection with any merger or sale of Licensor’s assets or business related to this Agreement if the successor-in-interest or transferee assumes in writing Licensor’s rights and obligations under this Agreement.  Any unauthorized transfer or assignment is null and void.  In the event that more than fifty percent (50%) of the outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) or assets of Licensee Corporation hereafter becomes owned or controlled by a third party, Licensee Corporation shall promptly give notice of such acquisition to Licensor.  Unless Licensor provides written consent (in the exercise of its discretion) to such change in control, all rights and licenses granted to Licensee together with any sublicenses theretofore granted by Licensor shall terminate thirty (30) days after the date of such acquisition.

11.  Remedies.  The Parties’ rights and remedies under this Agreement are cumulative, unless expressly provided otherwise.  If either Party brings a legal action to enforce this Agreement, the prevailing Party is entitled to recover its attorneys’ fees, court costs and other collection expenses, in addition to any other relief it may receive.

12.  Entire Contract; Binding upon Successors.  This Agreement embodies the entire agreement between the Parties and supersedes any prior contract, agreement or understanding between the Parties, whether oral or written, with respect to the subject matter hereof and shall be binding upon any permitted successors or assigns of the Parties.

13.  Severability.  If any provision of this Agreement is unenforceable, that provision will be changed and interpreted to accomplish its original objectives to the greatest extent possible under applicable law and the remaining provision will continue in full force and effect.

14.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  Execution and delivery of this Agreement may be evidenced by facsimile transmission.

Signature page follows…

IN WITNESS WHEREOF, the Parties hereto have caused this agreement to be executed by their duly authorized representatives.

The effective date of this agreement is December 04, 2015.

Dated:

December 04, 2015

Licensor:

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

By:

/s/ Timothy G Dixon

      (Signature)

CEO

(Name / Title)

Dated:

December 04, 2015

Licensee:

OMNIBIOME, INC.

By:

/s/ Iryna Dzieciuch

     (Signature)

CEO

(Name / Title)